Exhibit 99.01
Green Dot Appoints New Key Executives
Kuan Archer to lead Technology. Jim Koster to lead Human Resources
Pasadena, Calif. - November 15, 2012 -Green Dot Corporation (NYSE: GDOT) announced the hiring of two key executives, Kuan Archer and Jim Koster, and related organizational changes.
Kuan Archer has joined the Company as Chief Technology Officer / Executive Vice President of Product Development. In this role, Mr. Archer is responsible for leading Green Dot's entire technology organization including software development and network operations. Prior to joining Green Dot, Mr. Archer was Senior Vice President of Product Development at Rovi Corporation, formerly known as Macrovision. At Rovi he was responsible for all of Rovi's Cloud Services, eCommerce, and Platform As A Service product lines, as well as development operations across Web, PC/Mac, and Mobile (iOS, Android) platforms. Mr. Archer's prior experience also includes holding senior roles at Symantec, where he was responsible for platform architecture and product development for a number of Symantec's cloud-based identity protection offerings for financial institutions and eCommerce providers, and various leadership and development roles at Microsoft Corporation, where he worked for nearly a decade. Mr. Archer received a B.S. degree from the University of Texas at Austin, and an M.B.A. degree from the University of Washington. He holds multiple patents and patents pending in the areas of Cloud Services connectivity and Internet Security, and has been a featured speaker at a number of notable industry conferences and Universities.
Jim Koster has been recruited to join Green Dot as Senior Vice President of Human Resources, commencing in December 2012. Mr. Koster joins Green Dot from Starbucks Corporation, where he was responsible for human resources for Starbucks' Europe, Middle East and Africa and Asia Pacific regions. Prior to that position, Jim oversaw human resources for Starbucks' U.S. business. Prior to Starbucks, Jim served in senior human resources leadership roles at Honeywell and Dell. Mr. Koster is a proven leader in people management, organizational structure and talent recruitment.
In connection with Kuan's appointment, Sam Altman has been named Executive Vice President of Mobile Products and Technology. Mr. Altman joined Green Dot following its March 2012 acquisition of Loopt, Inc., where he served as Chief Executive Officer. He is known as a mobile technology leader and innovator in Silicon Valley and the inventor of Geolocation mobile messaging-the practice of sending a commercial message to a mobile phone based on its location. Green Dot now owns the patent for that invention as a result of its acquisition of Loopt.
Mr. Archer, Mr. Altman and Mr. Koster will report directly to Green Dot Chairman and Chief Executive Officer, Steve Streit. In addition to these organizational changes, William D. Sowell, Chief Operating Officer, has resigned his position effective November 16th and will remain with the Company until December 30th, 2012 in order to provide transitional services.
Green Dot Chairman and Chief Executive Officer Steve Streit stated, "Will Sowell has done a fine job for Green Dot and we thank him for his many contributions."
"With the appointment of Kuan Archer to lead technology and the ongoing focus of Sam Altman to bring industry leading mobile banking products to market, Green Dot is executing on its resolve to become a leading financial services technology company with the best technology and the best products in the banking industry. Furthermore, with the appointment of Jim Koster, we are demonstrating our commitment to have only the best people work at Green Dot in an environment that encourages innovation, accountability and performance," added Mr. Streit.

About Green Dot Corporation
Green Dot Corporation is a Bank Holding Company with a mission to reinvent personal banking for the masses. Its market leading brand of prepaid debit cards and prepaid reload services are available to consumers at more than 60,000 retail locations nationwide and online at greendot.com. The company is headquartered in Pasadena, California with technology offices in Mountain View, California and Westlake Village, California and its bank subsidiary, Green Dot Bank, located in Provo, Utah.